UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 22, 2011 (September 16, 2011)

CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA	30305
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(404) 949-0700

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On September 16, 2011, Cumulus Media Inc. (the “Company”) completed its previously announced acquisition of Citadel Broadcasting Corporation (“Citadel”), through the merger (the “Merger”) of Cadet Merger Corporation, a Delaware corporation and indirect wholly-owned subsidiary of the Company (“Merger Sub”), with and into Citadel, with Citadel surviving the Merger and becoming an indirect wholly-owned subsidiary of the Company. The Merger was effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated March 9, 2011, by and among the Company, Cumulus Media Holdings Inc. (f/k/a Cadet Holding Corporation), a direct wholly-owned subsidiary of the Company and the direct parent of Merger Sub (“Cumulus Holdings”), Merger Sub and Citadel.

In connection with the closing of the Merger and the completion of the Company’s previously announced related global refinancing (the “Global Refinancing”), the Company also repaid approximately $1.4 billion in outstanding senior or subordinated indebtedness and other obligations of the Company, of certain of the Company’s other wholly-owned subsidiaries, and of Citadel. This Global Refinancing, and the cash portion of the purchase price paid in the Merger, was funded with (i) $1.325 billion in borrowings under a new first lien term loan, $200.0 million in borrowings under a new first lien revolving credit facility and $790.0 million in borrowings under a new second lien term loan, and (ii) proceeds from the sale of $475.0 million of Cumulus Media’s common stock, preferred stock and warrants to purchase common stock to certain investors (the “Equity Investment”) in a private placement exempt from the registration requirements under the Securities Act of 1933 (the “Securities Act”). The $610.0 million of 7.75% Senior Notes due 2019 (the “7.75% Senior Notes”) issued by the Company in May 2011 remain outstanding as obligations of Cumulus Holdings as described below.

Also in connection with the Merger and as part of the transactions contemplated by the Global Refinancing, the Company completed an internal restructuring into a holding company structure, which included transferring the remaining assets and operations held directly or indirectly by the Company, other than the equity interests of Cumulus Holdings, to Cumulus Holdings (the “Internal Restructuring”).

The Merger, Global Refinancing and Internal Restructuring and the agreements and transactions related thereto are described in more detail below.

Item 1.01— Entry into a Material Definitive Agreement.

New Credit Facilities

On September 16, 2011 and in order to complete the Global Refinancing, the Company entered into a (i) First Lien Credit Agreement (the “First Lien Facility”), dated as of September 16, 2011, among the Company, Cumulus Holdings, as Borrower, certain lenders, JPMorgan Chase Bank, N.A., as Administrative Agent (“JPMorgan”), UBS Securities LLC (“UBS”), MIHI LLC (“Macquarie”), Royal Bank of Canada and ING Capital LLC, as Co-Syndication Agents, and U.S. Bank National Association and Fifth Third Bank, as Co-Documentation Agents; and (ii) Second Lien Credit Agreement (the “Second Lien Facility”), dated as of September 16, 2011, among the Company, Cumulus Holdings, as Borrower, certain lenders, JPMorgan, as Administrative Agent, and UBS, Macquarie, Royal Bank of Canada and ING Capital LLC, as Co-Syndication Agents.

The First Lien Facility consists of a $1.325 billion first lien term loan facility, maturing in September 2018 (the “First Lien Term Loan”), and a $300.0 million revolving credit facility, maturing in September 2016 (the “Revolving Credit Facility”). Under the Revolving Credit Facility, up to $30.0 million of availability may be drawn in the form of letters of credit and up to $30.0 million is available for swingline borrowings. The Second Lien Facility consists of a $790.0 million second lien term loan facility, maturing in March 2019 (the “Second Lien Term Loan”).

At the closing of the Global Refinancing, Cumulus Holdings borrowed $1.325 billion under the First Lien Term Loan, $200.0 million under the Revolving Credit Facility and $790.0 million under the Second Lien Term Loan.

Proceeds from borrowings under the First Lien Facility and Second Lien Facility were used, together with certain other funds, to (i) fund the cash portion of the purchase price paid in the Merger; (ii) repay in full amounts outstanding under the revolving credit facility under the Company’s pre-existing credit agreement (the “Terminated Credit Agreement”); (iii) repay all amounts outstanding under the credit facilities of CMP Susquehanna Corporation (“CMPSC”), an indirect wholly-owned subsidiary of Cumulus Media Partners, LLC (“CMP”), which became a wholly-owned subsidiary of the Company on August 1, 2011; (iv) redeem CMPSC’s outstanding 9.875% Senior Subordinated Notes due 2014 and Variable Rate Senior Secured Notes due 2014; (v) redeem in accordance with their terms all outstanding shares of preferred stock of CMP Susquehanna Radio Holdings Corp., an indirect wholly-owned subsidiary of CMP (“Radio Holdings”) and the direct parent of CMPSC; and (vi) repay all amounts outstanding, including any accrued interest and the premiums thereon, under Citadel’s pre-existing credit agreement and to redeem its 7.75% Senior Notes due 2018.

Borrowings under the First Lien Facility bear interest, at the option of Cumulus Holdings, based on the Base Rate (as defined below) or the London Interbank Offered Rate (“LIBOR”), in each case plus 4.5% on LIBOR-based borrowings and 3.5% on Base Rate-based borrowings. LIBOR-based borrowings are subject to a LIBOR floor of 1.25% for the First Lien Term Loan and 1.0% for the Revolving Credit Facility. Base Rate-based borrowings are subject to a Base Rate Floor of 2.25% for the First Lien Term Loan and 2.0% for the Revolving Credit Facility. Base Rate is defined, for any day, as the fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus  1/2 of 1.0%, (ii) the prime commercial lending rate of JPMorgan, as established from time to time, and (iii) 30 day LIBOR plus 1.0%. The First Lien Term Loan amortizes at a per annum rate of 1.0% of the original principal amount of the First Lien Term Loan, payable quarterly, commencing March 31, 2012, with the balance payable on the maturity date.

Borrowings under the Second Lien Facility bear interest, at the option of Cumulus Holdings, at either the Base Rate plus 5.0%, subject to a Base Rate floor of 2.5%, or LIBOR plus 6.0%, subject to a LIBOR floor of 1.5%.

Borrowings under the First Lien Term Loan currently bear interest at 5.75% per annum, borrowings under the Revolving Credit Facility currently bear interest at 5.50% per annum and borrowings under the Second Lien Term Loan currently bear interest at 7.50% per annum.

The representations, covenants and events of default in the First Lien Facility and the Second Lien Facility are customary for financing transactions of this nature. Events of default in the First Lien Facility and the Second Lien Facility include, among others, (a) the failure to pay when due the obligations owing under the credit facilities; (b) the failure to perform (and not timely remedy, if applicable) certain covenants; (c) certain cross defaults and cross accelerations; (d) the occurrence of bankruptcy or insolvency events; (e) certain judgments against the Company or any of its restricted subsidiaries; (f) the loss, revocation or suspension of, or any material impairment in the ability to use of or more of, any material Federal Communications Commission (“FCC”) licenses; (g) any representation or warranty made, or report, certificate or financial statement delivered, to the lenders subsequently proven to have been incorrect in any material respect; and (h) the occurrence of a Change in Control (as defined in the First Lien Facility and the Second Lien Facility, as applicable). Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all loans and exercise any of their rights under the First Lien Facility and the Second Lien Facility, as applicable, and the ancillary loan documents as a secured party.

Certain mandatory prepayments on the First Lien Term Loan and the Second Lien Facility are required upon the occurrence of specified events, including upon the incurrence of certain additional indebtedness, upon the sale of certain assets and upon the occurrence of certain condemnation or casualty events, and from excess cash flow.

The Company’s, Cumulus Holdings’ and their respective restricted subsidiaries’ obligations under the First Lien Facility and Second Lien Facility are collateralized by a first priority lien and second priority lien, respectively, on substantially all of the Company’s, Cumulus Holdings’ and their respective restricted subsidiaries’ assets in which a security interest may lawfully be granted, including, without limitation, intellectual property and substantially all of the capital stock of the Company’s direct and indirect domestic subsidiaries and 66% of the capital stock of any future first-tier foreign subsidiaries. In addition, Cumulus Holdings’ obligations under the First Lien Facility and the Second Lien Facility are guaranteed by the Company and substantially all of its restricted subsidiaries, other than Cumulus Holdings.

The Company has various relationships with UBS and Macquarie, which acted as joint lead arrangers, joint book-runners and co-syndication agents under the First Lien Facility and the Second Lien Facility, and their affiliates. Pursuant to the Amended and Restated Investment Agreement, dated April 22, 2011, between the Company and certain investors (the “Investment Agreement”), and as described in more detail below under Item 3.02 “Unregistered Sales of Equity Securities,” UBS and Macquarie participated in the Equity Investment. In addition, some of the other agents and lenders under the First Lien Facility and Second Lien Facility, or their affiliates, have had in the past, and may have, in the future, various relationships with the Company involving the provision of financial or other advisory services, including cash management, investment banking and brokerage services. These agents and lenders, or their respective affiliates, have received, and may in the future receive, customary fees and expenses for those services.

The foregoing description of each of the First Lien Facility and Second Lien Facility is qualified in its entirety by reference to the First Lien Facility, the Second Lien Facility, the First Lien Guarantee and Collateral Agreement, dated as of September 16, 2011, made by the Company, Cumulus Holdings and certain of the Company’s subsidiaries in favor of JPMorgan, as administrative agent, and the Second Lien Guarantee and Collateral Agreement, dated as of September 16, 2011, made by the Company, Cumulus Holdings and certain of the Company’s subsidiaries in favor of JPMorgan, as administrative agent, copies of which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this current report on Form 8-K (the “Report”) and are incorporated by reference herein.

Supplemental Indenture Under the 7.75% Senior Notes

In connection with the Internal Restructuring, on September 16, 2011, the Company and Cumulus Holdings entered into a supplemental indenture with U.S. Bank National Association, as trustee (the “Trustee”) (the “Supplemental Indenture”) to the indenture, dated May 13, 2011 (the “Indenture”), among the Company, the subsidiary guarantors party thereto and the Trustee. The Supplemental Indenture provided for: (i) the assumption by Cumulus Holdings of all obligations of the Company; (ii) the substitution of Cumulus Holdings for the Company as issuer; (iii) the release of the Company from all obligations as original issuer; and (iv) the Company’s guarantee of all of Cumulus Holdings’ obligations, in each case under the Indenture and the 7.75% Senior Notes.

The foregoing description of the Supplemental Indenture is qualified in its entirety by reference to the Supplemental Indenture, a copy of which is filed as Exhibit 4.1 to this Report and is incorporated by reference herein.

Registration Rights Agreement

Pursuant to the Investment Agreement, on September 16, 2011, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with UBS and Crestview Radio Investors, LLC (“Crestview” and, together with UBS, the “Investors”) and each other signatory to the Registration Rights Agreement purchasing securities pursuant to the Equity Investment.

Pursuant to the Registration Rights Agreement, commencing 18 months after the closing of the Equity Investment, Crestview has the right to demand that the Company prepare, file, and cause to be declared effective with the Securities and Exchange Commission (the “SEC”) up to three registrations with respect to Crestview’s shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A common stock”), provided that each request for registration provides for a minimum of $50.0 million in gross proceeds. In addition, for so long as the Company is eligible to file registration statements on Form S-3, Crestview has the right to demand that the Company file a shelf registration statement providing for the registration for resale of the shares of Class A common stock issued to Crestview pursuant to the Equity Investment, and certain additional shares of Class A common stock that Crestview may acquire, subject to certain limitations as to timing and amounts thereof, and the Company has agreed to use its commercially reasonable efforts to have any such shelf registration statement declared effective within 18 months of the closing of the Equity Investment.

The Registration Rights Agreement also provides that the Company will cause its registration statement on Form S-3 (File No. 333-176294), providing for the registration for resale of up to 28,801,841 shares of Company Class A common stock or Class B common stock, par value $0.01 per share (the “Class B common stock”), or warrants issued to purchase the foregoing, issued to UBS (or issued to certain other parties) pursuant to the Equity Investment, that was filed with the SEC on August 12, 2011 to be declared effective by the SEC by August 23, 2011.

The Registration Rights Agreement also provides for unlimited piggyback registration rights for the stockholder parties thereto, and includes other customary provisions relating to, among other things, cutback priorities, standoffs, suspension periods and indemnification.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 10.5 to this Report and is incorporated by reference herein.

Stockholders Agreement

Also pursuant to the Investment Agreement, on September 16, 2011, the Company entered into a Stockholders’ Agreement (the “Stockholders Agreement”) with BA Capital Company, L.P. and Banc of America Capital Investors SBIC, L.P. (together, the “BofA Stockholders”), Blackstone FC Communications Partners L.P., (“Blackstone”), Lewis W. Dickey, Jr., John W. Dickey, David W. Dickey, Michael W. Dickey, Lewis W. Dickey, Sr. and DBBC, L.L.C. (collectively, the “Dickeys”), Crestview, Macquarie and UBS.

The Stockholders Agreement provides, among other things, for an increase in the size of the Company’s board of directors (the “Board”) to seven members, and that the two vacancies on the Board created thereby would be filled by individuals designated by Crestview. In accordance with the Investment Agreement, Crestview has the right to designate two individuals for nomination to the Board, and each of the Dickeys, the BofA Stockholders and Blackstone has the right to designate one individual for nomination to the Board. Currently, Mr. Lewis W. Dickey, Jr. is the designee of the Dickeys, Mr. Robert H. Sheridan III is the designee of the BofA Stockholders and Mr. David M. Tolley is the designee of Blackstone. The Stockholders Agreement provides that the other two positions on the Board will be filled by the Company’s remaining two directors, both of whom are independent, or their successors, who shall meet applicable independence criteria. The Stockholders Agreement also provides that, for so long as Crestview is the Company’s largest stockholder, it will have the right to have one of its designees, who shall meet the definition of an independent director and who is elected to the Board, and is selected by it, appointed as the “lead director” of the Board. Further, the parties to the Stockholders Agreement (other than the Company) have agreed to support such directors (or others as may be designated by the relevant stockholders) as nominees to be presented to the Company’s stockholders for approval at subsequent stockholder meetings for the term set out in the Stockholders Agreement. Each stockholder party’s respective director nomination rights will generally survive for so long as it continues to own a specified percentage of the Company’s stock, subject to certain exceptions.

Subject to certain exceptions, the Stockholders Agreement provides that, until the seventh anniversary of the closing of the Equity Investment, any Company stockholder party to such agreement who, together with its controlled affiliates, beneficially owns 15% or more of the Company’s outstanding common stock (a “Significant Stockholder”), may not, directly or indirectly, acquire, agree to acquire or make a proposal to acquire beneficial ownership of any additional equity securities of the Company not owned by them immediately following the closing of the Equity Investment. The Stockholders Agreement also generally provides that, until the seventh anniversary of the closing of the Equity Investment, no Significant Stockholder will, or will permit any of its affiliates to, engage in any transaction or series of transactions that would constitute a going-private transaction of the Company, subject to certain exceptions. The Stockholders Agreement also provides that, subject to certain exceptions, no Significant Stockholder will transfer its Company common stock or warrants to acquire such stock to a person or group that is, to the Significant Stockholder’s knowledge, a specified competitor of the Company or that, following such transfer, would beneficently own greater than 10% of the Company’s common stock. The Stockholders Agreement contains significant restrictions on the transferability of Company securities held by Crestview for a period of eighteen months following the closing of the Equity Investment, subject to certain exceptions. In addition, pursuant to and during the term of the Stockholders Agreement, Crestview is restricted from exercising the Crestview Warrants (as defined below) or buying shares of the Company’s common stock if such exercise or purchase would cause Crestview to beneficially own more than 64,804,148 shares of the Company’s common stock.

In connection with entering into the Stockholders Agreement, all of the pre-existing stockholders agreements among the parties to the Stockholders Agreement or to which the Company was a party, were terminated.

The foregoing description of the Stockholders Agreement is qualified in its entirety by reference to the Stockholders Agreement, a copy of which is filed as Exhibit 10.6 to this Report and is incorporated by reference herein.

Warrant Agreements

Pursuant to the Merger Agreement, at the effective time of the Merger, the Company issued warrants to purchase 47,728,737 shares of its Class A common stock to holders of Citadel common stock and warrants (the “Merger Warrants”). Pursuant to the Investment Agreement, the Company issued warrants to purchase 24,052,302 shares of its Class A common stock to UBS and certain other entities to which UBS syndicated a portion of its commitment (the “Investment Warrants” and together with the Merger Warrants, the “Company Warrants”). The Company Warrants were issued under a Warrant Agreement (the “Warrant Agreement”), dated September 16, 2011, between the Company and Computershare Inc. and its wholly-owned subsidiary Computershare Trust Company, N.A., as warrant agent (the “Warrant Agent”). The Company Warrants entitle the holders thereof to purchase, on a one-for-one basis, shares of Class A common stock and are exercisable at any time prior to June 3, 2030 at an exercise price of $0.01 per share of Class A common stock. The exercise price of such warrants is not subject to any anti-dilution protection, other than standard adjustments in the case of stock splits, dividends and the like. Pursuant to the terms and conditions of the Warrant Agreement, upon the request of a holder, the Company has the discretion to issue, upon exercise of warrants, shares of Class B common stock in lieu of an equal number of shares of Class A common stock and, upon request of a holder and at the Company’s discretion, the Company has the right to exchange warrants to purchase an equivalent number of shares of Class B common stock for outstanding warrants to purchase shares of Class A common stock. The Warrant Agreement also provides that holders of Company Warrants will share in any distributions on the Company’s common stock on an as-exercised basis.

Also pursuant to the Investment Agreement, but pursuant to a separate warrant agreement, the Company issued to Crestview warrants (the “Crestview Warrants”) to purchase 7,776,498 shares of Class A common stock, at an exercise price of $4.34 per share. The Crestview Warrants are exercisable until the tenth anniversary of the closing of the Equity Investment, and the exercise price of $4.34 per shares is subject to standard weighted average adjustments in the event that the Company subsequently issues additional shares of common stock or common stock derivatives for less than the fair market value per share as of the date of such issuance or sale. In addition, the number of shares of Class A common stock issuable upon exercise of the Crestview Warrants, and the exercise price of the Crestview Warrants, are subject to adjustment in the case of stock splits, dividends and the like.

The foregoing description of the Warrant Agreement, the Merger Warrants, the Investment Warrants and the Crestview Warrants is qualified in its entirety by reference to the Warrant Agreement, Form of Warrant Statement, Form of Global Warrant Certificate and Crestview Warrants, copies of which are filed as Exhibits 4.2, 4.3, 4.4 and 4.5, respectively, to this Report and are incorporated by reference herein.

Item 2.01— Completion of Acquisition or Disposition of Assets.

On September 16, 2011, the Company completed the Merger. At the effective time of the Merger (the “Effective Time”), each share of Citadel common stock outstanding was canceled and automatically converted into the right to receive, at the election of each Citadel stockholder, (i) $37.00 in cash, (ii) 8.525 shares of the Company’s Class A common stock, or (iii) a combination of cash and shares of the Company’s Class A common stock, in each case subject to proration (the “Merger Consideration”). In addition, each Citadel warrant outstanding as of the Effective Time (the “Citadel Warrants”) was deemed to have been surrendered for cancellation in exchange for (i) payment of the applicable cash consideration to which the holder thereof was entitled and (ii) a Merger Warrant exercisable for the applicable shares of stock of the Company to which such holder of Citadel Warrants was entitled, in each case under the terms of the Merger Agreement.

Upon the consummation of the Merger, any outstanding Citadel stock option not exercised on or prior to the deadline for Citadel stockholders to have elected what type of merger consideration they desired to receive in the Merger (the “Election Deadline”) was deemed exercised for the number of shares of Citadel Class A common stock equal to (i) the number of shares of Citadel Class A common stock subject to such option minus (ii) the number of shares of Citadel Class A common stock subject to such option which, when multiplied by the fair market value (as defined in the Citadel Broadcasting Corporation 2010 Equity Incentive Plan) of a share of Citadel Class A common stock as of the day that was one business day before the completion of the Merger, was equal to the aggregate exercise price of such option. Each resulting share of Citadel Class A common stock was converted into the right to receive the type of consideration selected by the majority of Citadel shares and Citadel Warrants for which an election was properly made (or deemed made), subject to proration.

In addition, upon the consummation of the Merger, each Citadel restricted stock award outstanding immediately prior to the consummation of the Merger was converted into the right to receive the Merger Consideration on the same terms and conditions as were applicable to such award immediately prior to the completion of the Merger, including with respect to vesting and the timing of payment on such restricted stock award.

Based on the elections by Citadel stockholders and warrant holders, and the application of the proration procedures provided for in the Merger Agreement, the Company paid a total of approximately $1.418 billion in cash and issued 23,419,745 shares of its Class A common stock and warrants to purchase 47,728,737 shares of its Class A common stock to Citadel securityholders in the Merger.

The cash portion of the purchase price paid in the Merger was funded with cash on hand, and proceeds from the First Lien Facility, the Second Lien Facility and the Equity Investment.

On September 16, 2011, the Company issued a press release announcing the completion of the Merger. A copy of the press release is filed as Exhibit 99.1 to this Report and is incorporated by reference herein.

The foregoing description of the Merger is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Report, and is incorporated by reference herein.

Item 2.03— Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the First Lien Facility and the Second Lien Facility contained above under Item 1.01 under the subheading “New Credit Facilities” is incorporated by reference herein.

Item 3.02— Unregistered Sales of Equity Securities.

Pursuant to the Equity Investment, on September 16, 2011, the Company issued and sold (i) 51,843,318 shares of its Class A common stock to Crestview; (ii) $125.0 million of Preferred Stock (as described below) to Macquarie; and (iii) 4,749,566 shares of its Class A common stock and warrants to purchase 24,052,302 shares of its Class A common stock to UBS and certain other investors under the Investment Agreement. In addition, and also pursuant to the Investment Agreement, the Company issued the Crestview Warrants. The information contained above with respect to the Company Warrants and the Crestview Warrants under Item 1.01 under the subheading “Warrant Agreements” is incorporated by reference herein.

The issuance and sale of the securities in the Equity Investment is exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

Item 3.03— Material Modification to Rights of Security Holders.

Also on September 16, 2011, pursuant to the Investment Agreement and in connection with the closing of the Merger, the Company issued and sold 125,000 shares of its newly created series of preferred stock, the Series A preferred stock, par value $0.01 per share (the “Series A Preferred Stock”), to Macquarie. The terms, rights, obligations and preferences of the Series A Preferred Stock are set forth in the Certificate of Designations of Series A Preferred Stock (the “Certificate of Designations”). No other shares of Series A Preferred Stock are issuable in the future, except for such shares as may be issued as dividends in lieu of any cash dividends in accordance with the terms thereof. The Series A Preferred Stock has a perpetual term, a liquidation value equal to the amount invested therein plus any accrued but unpaid dividends, and dividend rights as described below. The Series A Preferred Stock generally does not have voting rights, except with respect to any amendment to the Company’s Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Charter”) that would adversely affect the rights, privileges or preferences of the Series A Preferred Stock or the creation of a class or series of shares senior to, or pari passu with, the Series A Preferred Stock as to dividends, redemption or upon liquidation, and consent rights over certain other actions of the Company and its subsidiaries that could adversely affect the ability of the Company to fulfill its obligations under the Certificate of Designations.

Dividends on the Series A Preferred Stock accrue at a rate of 10% per annum for the first six months from issuance, and 14% per annum for the period commencing on March 16, 2012 and ending on September 15, 2013, with additional increases for every two-year period thereafter. The dividends are payable in cash, except that, at the option of the Company, up to 50% of the dividends for any period may be paid through the issuance of additional shares of Series A Preferred Stock. Payment of dividends on the Series A Preferred Stock is in preference and prior to any dividends payable on any class of the Company’s common stock and, in the event of any liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock are entitled to the liquidation value thereof prior to, and in preference of, payment of any amounts to holders of any class of the Company’s common stock.

The Certificate of Designations was filed with the Secretary of State of the State of Delaware, and took effect, on September 16, 2011. The foregoing description of the Series A Preferred Stock is qualified in its entirety by reference to the Certificate of Designations, a copy of which is filed as Exhibit 3.2 hereto, and is incorporated herein by reference.

Item 5.02— Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; Compensatory Arrangements of Certain Officers.

Appointment of New Directors

On September 16, 2011, in connection with the closing of the Merger and pursuant to the terms of the Stockholders Agreement, as described above, Jeffrey Marcus and Arthur J. Reimers were appointed to the Board. The terms of their appointments are more fully described above under Item 1.01 under the subheading “Stockholders Agreement,” which description is incorporated by reference herein. Mr. Marcus is a Managing Director of Crestview, L.L.C., which is the general partner of Crestview Partners II GP, L.P., which is in turn the general partner of Crestview Partners II, L.P., which is a member of Crestview. As described in more detail under Items 1.01 and 3.02 above, Crestview purchased $225 million in Company securities in the Equity Investment and, in connection therewith, entered into the Registration Rights Agreement and Stockholders Agreement with the Company. The information contained under Item 1.01 under the subheading “Registration Rights Agreement” and under Item 3.02 is incorporated herein by reference.

2011 Equity Plan

On July 8, 2011, stockholders owning a majority of the outstanding voting power of the Company, upon the recommendation of the Board, approved the Company’s 2011 Equity Incentive Plan (the “2011 Equity Plan”), subject to the consummation of the Merger. Prior thereto, the Board had also approved the 2011 Equity Plan, on July 8, 2011, subject to the approval of the 2011 Equity Plan by the Company’s stockholders and the consummation of the Merger.

The 2011 Equity Plan authorizes the granting of equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, and other awards for the purpose of providing Cumulus Media’s non-employee directors, consultants, officers and other employees incentives and rewards for superior performance.

The 2011 Equity Plan is administered by the Compensation Committee of the Board (the “Committee”). The Committee may delegate its authority under the 2011 Equity Plan.

Total awards under the 2011 Equity Plan are limited to 35,000,000 shares (the “Authorized Plan Aggregate”) of Class A common stock. The 2011 Equity Plan also provides that: (i) the aggregate number of shares of Class A common stock actually issued or transferred upon the exercise of incentive stock options (“ISOs”) will not exceed 17,500,000 shares; (ii) the number of shares of Class A common stock issued as restricted stock, RSUs, performance shares, performance units and other awards (after taking into account any forfeitures and cancellations) will not, during the term of the 2011 Equity Plan, in the aggregate exceed 12,000,000 shares of Class A common stock; (iii) no participant will be granted stock options or SARs, in the aggregate, for more than 11,500,000 shares of Class A common stock during any calendar year; and no participant will be granted awards of restricted stock, RSUs, performance shares or other awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in the aggregate, for more than 3,000,000 shares of Class A common stock during any calendar year; and (iv) no participant during any calendar year will be granted awards of performance units that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than a maximum value of $5,000,000 as of their respective dates of grant.

The 2011 Equity Plan provides that only shares with respect to awards that expire or are forfeited or cancelled, or shares that were covered by an award the benefit of which is paid in cash instead of shares, will again be available for issuance under the 2011 Equity Plan. The following shares will not be added back to the Authorized Plan Aggregate: (i) shares tendered in payment of the option exercise price; (ii) shares withheld by the Company to satisfy the tax withholding obligation; and (iii) shares that are repurchased by the Company with stock option proceeds. Further, all shares covered by a SAR that is exercised and settled in shares, and whether or not all shares are actually issued to the participant upon exercise of the right, will be considered issued or transferred pursuant to the 2011 Equity Plan.

The 2011 Equity Plan provides that generally: (i) stock options and SARs may not become exercisable by the passage of time sooner than one-third per year over three years except in the event of retirement, death or disability of a participant or in the event of a change in control (described below); (ii) stock options and SARs that become exercisable upon the achievement of Management Objectives (as defined below) cannot become exercisable sooner than one year from the date of grant except in the event of retirement, death or disability of a participant or in the event of a change in control; (iii) restricted stock and RSUs may not become unrestricted by the passage of time sooner than one-third per year over three years unless restrictions lapse sooner by virtue of retirement, death or disability of a participant or in the event of a change in control; (iv) the period of time within which Management Objectives relating to performance shares and performance units must be achieved will be a minimum of one year, subject to earlier lapse or modification by virtue of retirement, death or disability of a participant or in the event of a change in control; (v) restricted stock and RSUs that vest upon the achievement of Management Objectives cannot vest sooner than one year from the date of grant, but may be subject to earlier lapse or modification by virtue of retirement, death or disability of a participant or in the event of a change in control; and, as described below, a limited number of awards, however, including restricted stock and RSUs granted to non-employee directors, may be granted without regard to the above minimum vesting periods.

Repricing of options and SARs is prohibited without stockholder approval under the 2011 Equity Plan.

In general, a change in control will be deemed to have occurred if: (i) there is a consummation of a sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any person or group; (ii) a plan relating to the liquidation or dissolution of the Company is adopted; (iii) there is a consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any person or group becomes the beneficial owner (excluding any options to purchase equity securities of the Company held by such person or group) of more than 50% of the aggregate voting power of all classes of capital stock of the Company having the right to elect directors under ordinary circumstances; or (iv) a majority of the members of the Board are not Continuing Directors. For purposes of this definition, a “Continuing Director” is, as of any date of determination, any member of the Board who (1) was a member of the Board on July 8, 2011 or (2) was nominated for election or elected to the Board with the approval of either two-thirds of the Continuing Directors who were members of the Board at the time of such nomination or election or two-thirds of those Company directors who were previously approved by Continuing Directors.

The 2011 Equity Plan provides that dividends or other distributions on performance shares, restricted stock or RSUs that are earned or that have restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives. The 2011 Equity Plan also provides that dividends and dividend equivalents will not be paid on stock options or SARs.

The 2011 Equity Plan provides that no stock options or SARs will be granted with an exercise or base price less than the fair market value of the Cumulus Media Class A common stock on the date of grant. The 2011 Equity Plan is designed to allow awards to qualify as qualified performance-based compensation under Section 162(m) of the Code.

The following performance metrics may be used as “Management Objectives”: profits, cash flow, returns, working capital, profit margins, liquidity measures, sales growth, gross margin growth, cost initiative and stock price metrics, and strategic initiative key deliverable metrics.

The foregoing description of the 2011 Equity Plan is qualified in its entirety by reference to the 2011 Equity Plan, a copy of which is filed as Exhibit 10.7 to this Report and is incorporated herein by reference.

Option Awards

Effective September 16, 2011, pursuant to the 2011 Equity Plan, the Board awarded stock options (the “Options”) to purchase shares of Class A common stock to the Company’s named executive officers in the amounts forth in the table below. The Options have an exercise price of $4.34 per share, and provide for vesting on each of the first four anniversaries of the date of grant, with 30% of each award vesting on each of the first two anniversaries thereof, and 20% of each award vesting on each of the next two anniversaries thereof.

Name and Position	Number of Stock Options
Lewis W. Dickey, Jr., Chairman, President and Chief Executive Officer	11,500,000
Joseph P. Hannan, Senior Vice President, Treasurer and Chief Financial Officer	900,000
Jonathan G. Pinch, Executive Vice President and Co-Chief Operating Officer	1,725,000
John W. Dickey, Executive Vice President and Co-Chief Operating Officer	2,760,000

The foregoing description of the Options is qualified in its entirety by reference to the Form of Nonqualified Stock Option Agreement, a copy of which is filed as Exhibit 10.8 to this Report and is incorporated herein by reference.

Item 5.03— Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 8, 2011, upon the recommendation of the Board, holders of a majority of the outstanding voting power of the Company entered into an action by written consent approving and adopting the Third Amended and Restated Charter. The Third Amended and Restated Charter, among other things, (i) increased the number of authorized shares of capital stock of the Company; (ii) eliminated certain rights of the holder of the Company’s Class C common stock; (iii) modified the rights of the Company’s then-existing Class B common stock, including its related consent rights; (iv) reclassified the then-current Company Class D common stock as Company Class B common stock; (v) provided for certain corporate governance matters with respect to stockholders’ ability to act; and (vi) provides that the holders of Company Warrants will participate in any distributions on the Company’s common stock on an as-exercised basis. The Third Amended and Restated Charter was filed with the Secretary of State of the State of Delaware, and took effect, on September 16, 2011.

Item 8.01—Other Events.

The foregoing description of the Third Amended and Restated Charter is qualified in its entirety by reference to the Third Amended and Restated Charter, a copy of which is filed as Exhibit 3.1 to this Report, and is incorporated herein by reference.

After giving effect to the Third Amended and Restated Charter, including the Certificate of Designations, and the various issuances of securities described herein, as of September 16, 2011, the Company had outstanding the following securities:

—	119,433,260 shares of Class A common stock;

—	12,439,667 shares of Class B common stock;

—	644,871 shares of Class C common stock; and

—	Warrants to purchase 87,825,505 shares of common stock.

Item 9.01—Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements of Citadel required to be filed pursuant to this Item 9.01(a) were previously included in the Company’s Current Report on Form 8-K, filed with the SEC on September 15, 2011 (File No. 000-24525). Pursuant to General Instruction B.3 to Form 8-K, these financial statements are not additionally reported herein.

(b) Pro Forma Financial Information.

The pro forma financial statements required to be filed pursuant to this Item 9.01(b) were previously included in the Company’s Current Report on Form 8-K, filed with the SEC on September 15, 2011 (File No. 000-24525). Pursuant to General Instruction B.3 to Form 8-K, these financial statements are not additionally reported herein.

(d) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 9, 2011, by and among Citadel Broadcasting Corporation, Cumulus Media Inc., Cumulus Media Holdings Inc. and Cadet Merger Corporation (incorporated herein by reference to Exhibit 2.1 to the Company’s current report on Form 8-K, filed on March 10, 2011).

3.1	Third Amended and Restated Certificate of Incorporation of Cumulus Media Inc., effective as of September 16, 2011.

3.2	Certificate of Designation of Series A Preferred Stock of Cumulus Media Inc.

4.1	First Supplemental Indenture, dated September 16, 2011, by and among Cumulus Media Inc., Cumulus Media Holdings Inc., the other parties thereto and U.S. Bank, National Association, as trustee.

4.2	Warrant Agreement between Cumulus Media Inc. and Computershare Inc. and Computershare Trust Company, N.A., as Warrant Agent, dated as of September 16, 2011.

4.3	Form of Warrant Statement (included in Exhibit 4.1).

4.4	Form of Global Warrant Certificate (included in Exhibit 4.1).

4.5	Warrant, dated as of September 16, 2011, issued to Crestview Radio Investors, LLC.

10.1	First Lien Credit Agreement, dated as of September 16, 2011, among the Cumulus Media Inc., Cumulus Media Holdings Inc., as Borrower, certain lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, UBS Securities LLC, MIHI LLC, Royal Bank of Canada and ING Capital LLC, as Co-Syndication Agents and U.S. Bank National Association and Fifth Third Bank, as Co-Documentation Agents.

10.2	Second Lien Credit Agreement, dated as of September 16, 2011, among Cumulus Media Inc., Cumulus Media Holdings Inc., as Borrower, certain lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, and UBS Securities LLC, MIHI LLC, Royal Bank of Canada and ING Capital LLC, as Co-Syndication Agents.

10.3	First Lien Guarantee and Collateral Agreement, dated as of September 16, 2011, made by the Cumulus Media Inc., Cumulus Media Holdings Inc. and certain of the Cumulus Media Inc.’s subsidiaries in favor of JPMorgan, as Administrative Agent.

10.4	Second Lien Guarantee and Collateral Agreement, dated as of September 16, 2011, made by the Cumulus Media Inc., Cumulus Media Holdings Inc. and certain of the Cumulus Media Inc.’s subsidiaries in favor of JPMorgan, as Administrative Agent.

10.5	Registration Rights Agreement, dated as of September 16, 2011, by and among Cumulus Media Inc., Crestview Radio Investors, LLC, UBS Securities LLC, and certain other signatories thereto.

10.6	Stockholders Agreement, dated as of September 16, 2011, among Cumulus Media Inc., BA Capital Company, L.P. and Banc of America Capital Investors SBIC, L.P., Blackstone FC Communications Partners L.P., Lewis W. Dickey, Jr., John W. Dickey, David W. Dickey, Michael W. Dickey, Lewis W. Dickey, Sr. and DBBC, L.L.C., MIHI LLC, UBS Securities LLC, and any other person who becomes a party thereto pursuant to section 3.1 thereof.

10.7	Cumulus Media Inc. 2011 Equity Incentive Plan.

10.8	Form of Nonqualified Stock Option Agreement.

99.1	Press Release, dated September 16, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

By:	/s/ J.P. Hannan
	Name:	J.P. Hannan
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

Date: September 22, 2011

EXHIBIT INDEX

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation of Cumulus Media Inc., effective as of September 16, 2011.

3.2	Certificate of Designation of Series A Preferred Stock of Cumulus Media Inc.

4.1	First Supplemental Indenture, dated September 16, 2011, by and among Cumulus Media Inc., Cumulus Media Holdings Inc., the other parties signatory thereto and U.S. Bank, National Association, as trustee.

4.2	Warrant Agreement, dated as of September 16, 2011, between Cumulus Media Inc. and Computer Share Inc. and Computershare Trust Company, N.A., as Warrant Agent.

4.3	Form of Warrant Statement (included in Exhibit 4.1).

4.4	Form of Global Warrant Certificate (included in Exhibit 4.1).

4.5	Warrant, dated as of September 16, 2011, issued to Crestview Radio Investors, LLC.

10.1	First Lien Credit Agreement, dated as of September 16, 2011, among the Cumulus Media Inc., Cumulus Media Holdings Inc., as Borrower, certain lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, UBS Securities LLC, MIHI LLC, Royal Bank of Canada and ING Capital LLC, as Co-Syndication Agents and U.S. Bank National Association and Fifth Third Bank, as Co-Documentation Agents.

10.2	Second Lien Credit Agreement, dated as of September 16, 2011, among Cumulus Media Inc., Cumulus Media Holdings Inc., as Borrower, certain lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, and UBS Securities LLC, MIHI LLC, Royal Bank of Canada and ING Capital LLC, as Co-Syndication Agents.

10.3	First Lien Guarantee and Collateral Agreement, dated as of September 16, 2011, made by the Cumulus Media Inc., Cumulus Media Holdings Inc. and certain of the Cumulus Media Inc.’s subsidiaries in favor of JPMorgan, as Administrative Agent.

10.4	Second Lien Guarantee and Collateral Agreement, dated as of September 16, 2011, made by the Cumulus Media Inc., Cumulus Media Holdings Inc. and certain of the Cumulus Media Inc.’s subsidiaries in favor of JPMorgan, as Administrative Agent.

10.5	Registration Rights Agreement, dated as of September 16, 2011, by and among Cumulus Media Inc., Crestview Radio Investors, LLC, UBS Securities LLC, and certain other signatories thereto.

10.6	Stockholders Agreement, dated as of September 16, 2011, among Cumulus Media Inc., BA Capital Company, L.P. and Banc of America Capital Investors SBIC, L.P., Blackstone FC Communications Partners L.P., Lewis W. Dickey, Jr., John W. Dickey, David W. Dickey, Michael W. Dickey, Lewis W. Dickey, Sr. and DBBC, L.L.C., MIHI LLC, UBS Securities LLC, and any other person who becomes a party thereto pursuant to section 3.1 thereof.

10.7	Cumulus Media Inc. 2011 Equity Incentive Plan.

10.8	Form of Nonqualified Stock Option Agreement.

99.1	Press Release, dated September 16, 2011.